AMENDMENT NO. 2 TO THE
ALPHARMA INC. 2005 SUPPLEMENTAL SAVINGS PLAN

The Alpharma Inc. 2005 Supplemental Savings Plan (the "Plan") is hereby amended effective as of June 22, 2006, as follows:

1. Section 8.4 of the Plan is hereby amended by deleting the first paragraph thereof and replacing it with the following:

"The Company, acting through its Board, may amend, modify or suspend the Plan, in whole or in part, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant's account.

Notwithstanding the foregoing, the Board has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or the regulations thereunder. The Board retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or regulations thereunder.

The Company, acting through its Board, may terminate the Plan only to the extent permitted under Section 409A of the Code, the regulations thereunder and other guidance issued by the IRS, including but not limited to the following:"

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___/s/ George P. Rose______________	October 23, 2006
ALPHARMA INC.	DATE